Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-182585) of our reports dated October 5, 2018 included in this Annual Report on Form 10-K of Liberty Tax, Inc. (the “Company”), relating to the consolidated balance sheet of the Company as of April 30, 2018, the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting for the Company as of April 30, 2018.

Our report dated October 5, 2018, on the effectiveness of internal control over financial reporting as of April 30, 2018 expresses our opinion that the Company did not maintain effective internal control over financial reporting as of April 30, 2018, because the control environment, risk assessment, control activities, information and communication, and monitoring controls were not effective.
/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
October 5, 2018